Etsy, Inc. Reports 33% Revenue Growth in the Third Quarter 2016 and Raises Full Year Guidance
2016 Guidance Increased for GMS, Revenue, Gross Margin and Adjusted EBITDA Margin
Announces Plan for 5-Month CFO Transition

Brooklyn, NY - November 1, 2016 - Etsy, Inc., (NASDAQ: ETSY) which operates markets where people around the world connect, both online and offline, to make, sell and buy unique goods, today announced financial results for its third quarter, ended September 30, 2016.

“Our third quarter results reflect the strength of our markets that connect people around the world and our seller services platform that is specifically focused on helping creative entrepreneurs start, scale and manage their businesses,” said Chad Dickerson, Etsy, Inc. CEO and Chair. “Based on our year-to-date performance, which has been strong across all of our key metrics, we are raising our full year guidance. We're excited about our progress this quarter and that we are laying more groundwork to deliver long-term results that will benefit our community, including our shareholders.”

Third Quarter 2016 Financial Summary
(in thousands, unaudited)

	Three Months Ended September 30,		% Growth Y/Y		Nine Months Ended September 30,		% Growth Y/Y
	2015	2016			2015	2016

GMS	$568,787	$677,221	19.1%		$1,646,899	$1,976,092	20.0%
Revenue	$65,696	$87,562	33.3%		$185,604	$254,758	37.3%
Marketplace revenue	$32,232	$38,133	18.3%		$92,852	$111,268	19.8%
Seller Services revenue	$32,329	$48,511	50.1%		$89,378	$139,113	55.6%
Net loss	$(6,891)	$(2,399)	(65.2)%		$(49,831)	$(8,518)	(82.9)%
Adjusted EBITDA	$6,224	$13,056	109.8%		$16,958	$41,847	146.8%

Active sellers	1,533	1,706	11.3%		1,533	1,706	11.3%
Active buyers	22,603	27,140	20.1%		22,603	27,140	20.1%
Percent mobile visits	60%	65%	500	bps	60%	64%	400	bps
Percent mobile GMS	44%	49%	500	bps	43%	48%	500	bps
Percent international GMS	29.3%	30.4%	110	bps	30.0%	30.4%	40	bps

For information about how we define our key operating and financial metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 4, 2016.

Third Quarter 2016 Operational Highlights

GMS was $677.2 million, up 19.1% compared with the third quarter of 2015. On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods that are not listed in U.S. dollars) GMS growth in the third quarter of 2016 would have been 20.1%, or approximately one percentage point higher than reported. Growth in GMS was supported by 11.3% year-over-year growth in active sellers and 20.1% year-over-year growth in active buyers.

Continuing the trend we’ve seen for multiple quarters, mobile visits once again grew faster than desktop visits. Percent mobile visits was approximately 65% compared with approximately 60% in the third quarter of 2015, and approximately 64% in the second quarter of 2016. Percent mobile GMS was approximately 49% compared with 44% in the third quarter of 2015, and 47% in the second quarter of 2016. Year-over-year conversion rates increased across desktop, mobile web, and mobile app for the fourth consecutive quarter. During the third quarter, the mobile app conversion rate expanded more than mobile web and desktop conversion rates resulting in a slight narrowing of the gap between mobile visits and mobile GMS. Mobile app and mobile web GMS each continued to grow significantly faster than desktop GMS during the third quarter.

Percent international GMS was 30.4% in the third quarter of 2016, up from 29.3% in the third quarter of 2015, and down sequentially from 30.7% in the second quarter of 2016. We continue to believe that we can grow international GMS, over time, to represent 50% of our total GMS.

The improved year-over-year performance in percent international GMS was largely driven by continued robust GMS growth between U.S. buyers and international sellers and GMS growth between buyers and sellers outside of the U.S., both in the same country and cross-border. GMS also improved between U.S. sellers and international buyers, for the third consecutive quarter, although GMS between U.S. sellers and international buyers decreased 7% in the third quarter. We continue to believe that the decline in this segment is indicative of the indirect impact of fluctuating currency exchange rates on international buyer behavior, which is difficult to estimate. GMS growth between international buyers and sellers in the same country remains the fastest growing category of international GMS. Excluding our French marketplace ALM, GMS between international buyers and sellers in the same country grew 65% year-over-year during the third quarter. This category has grown to be more similar in size to GMS between U.S. sellers and international buyers and GMS between international buyers and sellers in different countries, although it remains our smallest category of international GMS. We believe the robust growth in this segment demonstrates the progress we are making on our strategy to build local marketplaces, globally.

Recent Operational Highlights:

We remain focused on supporting creative entrepreneurs as they start, scale and manage their businesses and on enhancing the Etsy buyer experience. Recent developments include:

•
Acquired Blackbird Technologies, a machine learning company that complements and augments our existing search capabilities and also adds to our world-class team of talent. We believe that leveraging Blackbird’s technology, which combines image recognition and natural language processing using advanced Deep Learning and Artificial Intelligence techniques, will help us improve the quality and relevance of search on Etsy.com.

•
Expanded marketing services options so that Etsy sellers can now easily set up and run Google Shopping Ad campaigns. This tool, launched in October, enables sellers to market their listings and target shoppers off of the Etsy marketplace at key moments when they are searching for items on Google.

•
Launched Direct Checkout in Hong Kong and Singapore, making it easier for sellers to streamline the payment process and transact with buyers around the world. Direct Checkout is now available in 36 countries and 12 currencies.

•	Further enhanced Pattern by Etsy, with new capabilities including guest checkout and new content features such as blogging and e-newsletter sign-up.

•
Entered a new partnership with Intuit that allows Etsy sellers in the U.S. and the U.K. to seamlessly export their Etsy sales and expenses directly into QuickBooks Self-Employed™, enabling them to spend less time on accounting-related tasks.

•	Launched our first-ever brand campaign, Difference Makes Us, to highlight Etsy.com as a go-to shopping destination across a wide variety of retail categories for buyers around the world.

Third Quarter 2016 Financial Highlights

Total revenue was $87.6 million, up 33.3% year-over-year, driven by growth in both Marketplace and Seller Services revenue. Marketplace revenue grew 18.3%, driven by growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 50.1% year-over-year and was driven primarily by revenue growth in Direct Checkout, which continued to benefit from the integration of PayPal. During the fourth quarter, we will anniversary the integration of Paypal into Direct Checkout, which has been a substantial driver of year-over-year Direct Checkout and overall seller services revenue growth, and therefore, we expect seller services revenue growth to decelerate. Seller Services revenue also benefited from revenue growth from Promoted Listings and to a lesser extent, Shipping Labels, as well as a modest contribution from Pattern by Etsy, our seller service that we launched in April. We continue to expect only modest contributions to GMS and revenue from Pattern over the next three years. Direct Checkout, Promoted Listings and Shipping Labels revenue each continued to grow faster than Marketplace revenue in the third quarter.

Gross profit for the third quarter was $58.2 million, up 40.3% year-over-year, and gross margin was 66.5%, up 330 bps compared with 63.2% in the third quarter of 2015. Gross margin was positively impacted by a one-time payment from a third-party payment processor of $1.1 million during the third quarter of 2016. Gross profit grew faster than revenue in the third quarter due to the leverage we achieved in technology infrastructure, the aforementioned one-time payment and employee-related costs.

Total operating expenses were $55.6 million in the third quarter, up 28.7% year-over-year, and represented 63.5% of revenue, down from 65.8% of revenue in the third quarter of 2015. The decrease in operating expenses as a percent of revenue is primarily due to leverage in digital marketing spend, which excludes brand marketing-related spend on YouTube and Facebook. Digital marketing spend declined 6.2% year-over-year while paid GMS grew close to three times our overall GMS growth rate. The decrease was also driven, to a lesser extent, by leverage in employee-related costs.

During the third quarter, we continued to gain leverage in our marketing expenses, which, for the third quarter in a row, grew more slowly than revenue. Marketing expenses grew 13.3% year-over-year and were driven by brand marketing spend, particularly on YouTube and Facebook and, to a lesser extent, employee-related costs.

Product development expenses grew 30.6% year-over-year, primarily due to higher employee-related costs. Product development slightly decreased as a percentage of revenue to 17.0% compared with 17.4% in the third quarter of 2015.

G&A expenses increased 43.9% year-over-year driven by increased employee-related costs and overhead expenses, including depreciation expense related to our new Brooklyn headquarters. G&A expenses increased as a percentage of revenue to 25.1% compared with roughly 23.2% in the third quarter of 2015.

Based on build-to-suit accounting requirements, we recognized $0.8 million and $2.0 million in incremental depreciation and non-cash interest expense, respectively, in the third quarter related to our new headquarters, as expected. For more information on the cash impact of our build-to-suit lease agreement, please refer to “Note 14—Commitments and Contingencies” in the Notes to Consolidated Financial Statements in our 2015 Form 10-K filing with the Securities and Exchange Commission. The build out of our new Brooklyn headquarters is complete and we invested approximately $40 million, lower than our original planned investment of up to $50 million in build-out costs.

Net loss for the third quarter of 2016 was $2.4 million, compared with a net loss of $6.9 million in the third quarter of 2015. Etsy’s net loss in the third quarter of 2016 included an income tax provision of $4.4 million, a $1.3 million foreign exchange gain, and interest expense associated with the build-to-suit lease accounting related to our new headquarters, all primarily non-cash.

Non-GAAP Adjusted EBITDA for the third quarter was $13.1 million, and grew 109.8% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 14.9%, up from 9.5% in the third quarter of 2015. Non-GAAP Adjusted EBITDA performance was driven by revenue growth, and leverage in digital marketing expenses, which excludes brand marketing-related spend on YouTube and Facebook, employee related costs, and technology infrastructure.

Net cash provided by operating activities was $9.2 million in the third quarter of 2016 compared with net cash generated of $5.4 million in the third quarter of 2015. The increase in net cash from operations for the quarter was mainly driven by revenue growth and leverage in operating expenses.

Cash, marketable securities and short-term investments were $270.4 million as of September 30, 2016.

Increasing 2016 Financial Guidance

We are raising our 2016 guidance and reiterating our three-year guidance:

	2016-2018 CAGR Range	2016 Guidance
GMS Growth	13-17%	at least 17%
Revenue Growth	20-25%	at least 30%
Gross Margin (by end of 2018)	Mid 60s (%)	at least 65%
Adjusted EBITDA Margin (by end of 2018)	High teens (%)	at least 14%

•	Based on year-to-date growth and our expectations for the fourth quarter, we now expect to achieve the following for 2016:

◦	GMS growth of at least 17%

◦	Revenue growth of at least 30%

◦	Gross margin of at least 65%

◦	Adjusted EBITDA margin of at least 14%

•	We continue to anticipate that the key factors impacting revenue and GMS growth over the next three years will include:

◦	Further narrowing of the gap between mobile visits and mobile GMS

◦	Stable percent international GMS, assuming that currency remains stable compared to average levels in December 2015

◦	Continued revenue growth from our existing Seller Services, driven by both adoption and product enhancements

◦	Modest contributions from new product launches, such as Google Shopping Ads, which launched in early October, and new Seller Services, including Pattern by Etsy which we launched in April.

•	We continue to anticipate that the key factors impacting our gross margin forecast over the next three years will include:

◦	Continued revenue growth from our existing Seller Services, driven by both adoption and product enhancements,

◦	The impact from new Seller Services, including Pattern by Etsy

•	We also continue to expect to gain leverage in our operating expense structure over the next three years, particularly within marketing spend.

◦	In 2016, we expect operating expenses as a percent of revenue to decline.

◦	We expect marketing expense as a percent of revenue to decrease in 2016.

◦	We now expect G&A expense to decline as a percent of revenue for the full year.

◦
Also, as a result of the acquisition of Blackbird Technologies, product development expense as a percent of revenue will be in line with 2015. We will recognize additional product development expenses of approximately $2 million per quarter over the next three years related to the acquisition. This amount will consist of contingent consideration, in the form of both stock and cash compensation expense, of approximately $1.4 million and amortization expense related to the acquired intangible asset of approximately $0.6 million, which is subject to change upon finalization of our purchase price allocation.

•
In the fourth quarter of 2016, we will anniversary our integration of PayPal into our Direct Checkout seller service. This enhancement, which we launched in October 2015, has been a primary driver for Direct Checkout revenue growth this year and Seller Services revenue growth overall. We expect Direct Checkout revenue to grow solidly in the fourth quarter, but with the anniversary of the integration, growth is expected to decelerate. Based on this and other contributing factors, we expect to deliver the following fourth quarter results:

◦	GMS growth of at least 15%

◦	Revenue growth of at least 20%

◦	Gross margin of at least 65%

◦	Adjusted EBITDA margin of at least 13%
Etsy is not able, at this time, to provide GAAP targets for net income margin for the fourth quarter and full year 2016 and 2016-2018 because of the difficulty of estimating certain items that are excluded from non-GAAP Adjusted EBITDA margin, including provision for income taxes, acquisition-related stock-based compensation expense and foreign exchange gain or loss, the effect of which may be significant.

Chief Financial Officer Transition

Etsy also announced today that CFO, Kristina Salen, has decided to leave the company at the end of March 2017. Kristina intends to pursue other professional opportunities following a 5-month transition period during which Etsy will focus on recruiting her successor. Etsy intends to launch a formal search immediately.

“As our first-ever CFO, Kristina has been an incredible partner to me and the rest of the Etsy team over the past four years,” said Chad. “Not only has she built and scaled the finance function here at Etsy, but she also led us through our IPO as well as several other important milestones during our first year as a public company. We support her desire to pursue new opportunities and adventures as she continues to grow professionally. We will miss her after she completes the transition in March 2017. Over the next five months we look forward to her continued leadership during our search for her successor.”

For additional information about the planned transition, please see Kristina’s post on Etsy’s news blog.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast, please visit the Etsy Investor Relations website, investors.etsy.com and go to the Investor Events section.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through midnight ET on November 15, 2016 at (855) 859-2056 or (404) 537-3406; conference ID 95201314.

About Etsy

Etsy operates markets where millions of people around the world connect, both online and offline, to make, sell and buy unique goods. Etsy also offers a wide range of seller services and tools that help creative entrepreneurs start, scale and manage their businesses. The Etsy community includes creative entrepreneurs who sell on our platform, thoughtful consumers looking to buy unique goods in our marketplace, retailers and manufacturers who partner with Etsy sellers to help them scale their businesses and Etsy employees who maintain our platform and nurture our ecosystem. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we’re committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, ir@etsy.com

Media Relations Contact:
Etsy, Kelly Clausen, press@etsy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information related to our possible or assumed future results of operations and expenses, our financial guidance, our mission, business strategies and plans, business environment and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those terms.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (i) our history of operating losses; (ii) the fluctuation of our quarterly operating results; (iii) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (iv) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (v) our ability to expand successfully into markets outside of the United States; (vi) increases in our marketing efforts to help grow our business, which may not be effective at attracting and retaining Etsy sellers and Etsy buyers; (vii) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (viii) our ability to add new members to our community, grow our ecosystem and open new sales channels for Etsy sellers; (ix) our ability to develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (x) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; and (xi) our ability to compete effectively. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	As of December 31, 2015	As of September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$271,244	$188,030
Short-term investments	21,620	82,338
Accounts receivable, net	20,275	20,886
Prepaid and other current assets	9,521	10,840
Deferred tax charge—current	17,132	17,132
Funds receivable and seller accounts	19,262	34,180
Total current assets	359,054	353,406
Restricted cash	5,341	5,341
Property and equipment, net	105,021	123,708
Goodwill	27,752	37,765
Intangible assets, net	2,871	8,772
Deferred tax charge—net of current portion	51,396	39,169
Other assets	1,626	1,040
Total assets	$553,061	$569,201
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,382	$7,323
Accrued expenses	31,253	20,037
Capital lease obligations—current	5,610	6,563
Funds payable and amounts due to sellers	19,262	34,180
Deferred revenue	4,712	5,595
Other current liabilities	4,903	3,880
Total current liabilities	80,122	77,578
Capital lease obligations—net of current portion	7,571	5,325
Deferred tax liabilities	61,420	62,882
Facility financing obligation	51,804	55,214
Other liabilities	21,646	23,746
Total liabilities	222,563	224,745
Total stockholders’ equity	330,498	344,456
Total liabilities and stockholders’ equity	$553,061	$569,201

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016

Revenue	$65,696	$87,562	$185,604	$254,758
Cost of revenue	24,165	29,314	66,783	86,323
Gross profit	41,531	58,248	118,821	168,435
Operating expenses:
Marketing	16,542	18,736	44,295	51,788
Product development	11,406	14,897	31,487	38,967
General and administrative	15,250	21,942	53,339	63,555
Total operating expenses	43,198	55,575	129,121	154,310
(Loss) income from operations	(1,667)	2,673	(10,300)	14,125
Total other expense	(1,129)	(709)	(19,802)	(405)
(Loss) income before income taxes	(2,796)	1,964	(30,102)	13,720
Provision for income taxes	(4,095)	(4,363)	(19,729)	(22,238)
Net loss	$(6,891)	$(2,399)	$(49,831)	$(8,518)
Net loss per share—basic and diluted	$(0.06)	$(0.02)	$(0.59)	$(0.08)
Weighted average common shares outstanding—basic and diluted	111,329,917	113,757,212	84,195,227	112,980,639

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended September 30,
	2015	2016

Cash flows from operating activities
Net loss	$(49,831)	$(8,518)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	6,559	9,008
Stock-based compensation expense—acquisitions	3,158	2,582
Contribution of stock to Good Work Institute (formerly Etsy.org)	3,200	—
Depreciation and amortization expense	14,041	15,620
Bad debt expense	1,473	1,215
Foreign exchange loss (gain)	15,727	(3,071)
Amortization of debt issuance costs	122	137
Non-cash interest expense	—	3,274
Interest on marketable securities	—	840
Net unrealized loss on warrant and other liabilities	3,136	—
Loss on disposal of assets	476	1,134
Amortization of deferred tax charge	15,093	12,227
Excess tax benefit from exercise of stock options	(2,472)	(1,609)
Changes in operating assets and liabilities	8,325	(4,598)
Net cash provided by operating activities	19,007	28,241
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(7,880)
Purchases of property and equipment	(9,524)	(34,153)
Development of internal-use software	(7,329)	(8,441)
Purchases of marketable securities	(18,552)	(108,652)
Sales of marketable securities	17,270	47,136
Net cash used in investing activities	(18,135)	(111,990)
Cash flows from financing activities
Repurchase of stock	—	(633)
Proceeds from public offering	199,467	—
Proceeds from exercise of stock options	2,285	7,808
Excess tax benefit from the exercise of stock options	2,472	1,609
Payments on capitalized lease obligations	(2,262)	(4,382)
Deferred payments on acquisition of business	—	(649)
Payments relating to public offering	(2,919)	—
Net cash provided by financing activities	199,043	3,753
Effect of exchange rate changes on cash	(3,291)	(3,218)
Net increase (decrease) in cash and cash equivalents	196,624	(83,214)
Cash and cash equivalents at beginning of period	69,659	271,244
Cash and cash equivalents at end of period	$266,283	$188,030

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net loss adjusted to exclude: interest and other non-operating expense, net; provision for income taxes; depreciation and amortization; stock-based compensation expense; net unrealized (gain) loss on warrant and other liabilities; foreign exchange loss (gain), acquisition-related expenses and contributions to Good Work Institute (formerly Etsy.org). Below is a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense or changes in the fair value of warrants;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect the impact of our contributions to Good Work Institute (formerly Etsy.org); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016

Net loss	$(6,891)	$(2,399)	$(49,831)	$(8,518)
Excluding:
Interest and other non-operating expense, net (1)	453	2,046	939	3,476
Provision for income taxes	4,095	4,363	19,729	22,238
Depreciation and amortization (1)	4,968	5,786	14,041	15,620
Stock-based compensation expense (2)	2,204	2,975	6,559	9,008
Stock-based compensation expense—acquisitions (2)	719	1,110	3,158	2,582
Net unrealized (gain) loss on warrant and other liabilities	(3)	—	3,136	—
Foreign exchange loss (gain)	679	(1,337)	15,727	(3,071)
Acquisition-related expenses	—	512	—	512
Contribution to Good Work Institute (formerly Etsy.org) (3)	—	—	3,500	—
Adjusted EBITDA	$6,224	$13,056	$16,958	$41,847

(1) Included in interest and depreciation expense amounts above, interest and depreciation expense related to our new headquarters under build-to-suit accounting requirements in the three and nine months ended September 30, 2015 and 2016 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016

Interest expense	$—	$1,989	$—	$3,274
Depreciation	—	822	—	1,369

(2) Total stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016

Cost of revenue	$149	$288	$681	$738
Marketing	120	229	349	628
Product development	756	1,234	1,981	3,117
General and administrative	1,898	2,334	6,706	7,107
Total stock-based compensation expense	$2,923	$4,085	$9,717	$11,590

(3) Etsy made a one-time contribution of 188,235 shares of common stock totaling $3.2 million and cash of $0.3 million to Good Work Institute (formerly Etsy.org) during the first and second quarters of 2015, respectively.